Exhibit 99.3

PRESS RELEASE

Financial Contact:	Media Contact:
Kellie S. Pruitt	Robert Milligan
Chief Financial Officer	Director of Finance
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.998.3478	480.998.3478
kelliepruitt@htareit.com	robertmilligan@htareit.com

Healthcare Trust of America, Inc. Executive Management Team

to Visit the NYSE and Ring The Opening Bell

SCOTTSDALE, ARIZONA, June 6, 2012 - Healthcare Trust of America, Inc. (“HTA”) announced today that Chairman and Chief Executive Officer, Scott D. Peters, members of the executive management team and the board of directors will visit the New York Stock Exchange (“NYSE”) on Thursday, June 7, 2012 to participate in the ceremonial ringing of The Opening Bell. The ceremony commemorates HTA’s listing of its shares of Class A common stock on the NYSE. HTA’s shares of Class A common stock began trading at 9:30 A.M. Eastern Standard Time on Wednesday, June 6, 2012 under the ticker symbol “HTA”.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has built a portfolio of properties that totals approximately $2.5 billion based on purchase price and is comprised of approximately 12.4 million square feet of gross leasable area. As of March 31, 2012, HTA’s portfolio consisted of 245 medical office buildings and 19 other facilities that serve the healthcare industry, as well as two portfolios of mortgage loans receivable secured by medical office buildings, located in 26 states.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.